Exhibit 1.1

EXECUTION VERSION

28,000,000 Shares

First BanCorp.

Common Stock

UNDERWRITING AGREEMENT

August 12, 2013

CREDIT SUISSE SECURITIES (USA) LLC

    Eleven Madison Avenue,

      New York, NY 10010-3629

MERRILL LYNCH, PIERCE FENNER & SMITH

        INCORPORATED

    One Bryant Park

      New York, New York 10036

SANDLER O’NEILL & PARTNERS, L.P.

      1251 Avenue of the Americas

       6th Floor

        New York, NY 10020

As Representatives of the Several Underwriters,

Dear Sirs:

1. Introductory. The United States Department of the Treasury (“Treasury”) and the stockholders listed in Schedule A(I) hereto (“Private Selling Stockholders” and, together with Treasury, “Selling Stockholders”) agree with the several Underwriters named in Schedule B hereto (“Underwriters”) to sell to the several Underwriters an aggregate of 28,000,000 outstanding shares (“Firm Securities”) of the Common Stock, $0.10 par value per share (“Securities”) of First BanCorp., a corporation incorporated under the laws of the Commonwealth of Puerto Rico (“Company”), and the Selling Stockholders also propose to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 4,200,000 additional outstanding shares (“Optional Securities”) of the Company’s Securities as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.

2. Representations and Warranties of the Company and the Selling Stockholders. (I) The Company represents and warrants to, and agrees with, the several Underwriters and Treasury that:

(a) The Company has filed with the Commission a registration statement on Form S-3 (No. 333-184764), including a related prospectus or prospectuses, covering the registration of the Offered Securities under the Act, which has become effective. “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information, as defined below, and all 430C Information, as defined below, with respect to such registration statement, that, in any case, has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the Effective Time. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B under the Act, as defined below.

For purposes of this Agreement:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“430C Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means 5:45 p.m. (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the U.S. Securities and Exchange Commission.

“Effective Time” of the Registration Statement relating to the Offered Securities means the time of the first contract of sale for the Offered Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430B Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as specified in Schedule C to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and the rules of the New York Stock Exchange (“NYSE”).

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including all 430B Information and all 430C Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) (i) (A) At the time the Registration Statement initially became effective, (B) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus), (C) at the

Effective Time relating to the Offered Securities and (D) on the Closing Date, the Registration Statement conformed and will conform in all respects to the applicable requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) (A) on its date, (B) at the time of filing the Final Prospectus pursuant to Rule 424(b) and (C) on the Closing Date, the Final Prospectus will conform in all respects to the applicable requirements of the Act and the Rules and Regulations, and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof, or Selling Stockholder Information (as defined below) used therein.

(c) The date of this Agreement is not more than three years subsequent to the initial effective time of the Registration Statement. If, immediately prior to the third anniversary of the initial effective time of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will file prior to that third anniversary, if it has not already done so, a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement.

(d) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Securities and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

(e) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus supplement, dated August 8, 2013, including the base prospectus, dated November 8, 2012 (which is the most recent Statutory Prospectus distributed to investors generally), and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof, or any Selling Stockholder Information used therein.

(f) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(g) Neither the Company nor any of the Significant Subsidiaries (as defined below) has sustained since the date of the latest audited financial statements incorporated by reference in the General Disclosure Package and Final Prospectus any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the respective dates as of which information is given in the General Disclosure Package and Final Prospectus, (A) there has not been any change in the capital stock or long-term debt of the Company or any of the Significant Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, business prospects, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of the subsidiaries, which are material with respect to the Company and its subsidiaries, taken as a whole, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock;

(h) Except as would not have a Material Adverse Effect, neither the Company nor any Significant Subsidiary has sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements referred to or described in the General Disclosure Package and Final Prospectus, or referred to or described in, or filed as an exhibit to, the General Disclosure Package and Final Prospectus, and no such termination or non-renewal has been threatened by the Company or any Significant Subsidiary or, to the Company’s knowledge, any other party to any such contract or agreement; and there are no contracts or documents of the Company or any of the Significant Subsidiaries that are required to be described in the General Disclosure Package and the Final Prospectus or to be filed as exhibits thereto by the Securities Act or by the rules and regulations of the Commission thereunder that have not been so described and filed;

(i) The Company and each of the Significant Subsidiaries have good and marketable title to all property (real and personal) described in the General Disclosure Package as being owned by any of them, free and clear of all liens, claims, security interests or other encumbrances, except when the failure to have such good and marketable title would not have a Material Adverse Effect; all the property described in the General Disclosure Package and Final Prospectus as being held under lease by the Company or a Significant Subsidiary is held under a valid, subsisting and enforceable lease of the Company or such Significant Subsidiary, except (A) when the failure to have such a valid, subsisting and enforceable lease would not have a Material Adverse Effect and (B) as it may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to creditors’ rights generally and general principles of equity.

(j) The Company has been duly formed and is validly existing as a corporation and, with the exception of any consent order or agreement with any Governmental Entity (as defined below) described in the General Disclosure Package and Final Prospectus, in good standing under the laws of Puerto Rico, with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the General Disclosure Package and Final Prospectus, to execute and deliver this Agreement. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

(k) The Company has no significant subsidiaries (as defined in Rule 1.02(w) of Regulation S-X under the Securities Act) other than the subsidiaries listed on Schedule D hereto (collectively, the “Significant Subsidiaries”); the Company owns all of the issued and outstanding capital stock or other equity interests of each of the Significant Subsidiaries; the Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 incorporated by reference into the General Disclosure Package and the Final Prospectus, and certain statutory trusts; other than the capital stock or other equity interests of the Significant Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity interests or long-term debt securities of any corporation, firm, partnership, joint venture, association or other entity that would be a significant subsidiary (as defined in Rule 1.02(w) and 1.02(x) of Regulation S-X); complete and correct copies of the charters and the bylaws of the Company and each Significant Subsidiary and all amendments thereto have been delivered to you, and no changes therein will be made on or after the date hereof through and including each Closing Date; each Significant Subsidiary is validly existing as a corporation, bank, limited liability company, partnership or real estate investment trust, as applicable, and, with the exception of any consent order or agreement with any Governmental Entity as described in the General Disclosure Package and Final Prospectus, in good standing under the laws of the jurisdiction of its formation (or, in jurisdictions outside of the United States where the concept of good standing is not applicable, is validly existing), with full corporate or other applicable power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and Final Prospectus, if any; each Significant Subsidiary is duly qualified to do business as a foreign corporation or other relevant legal entity and is in good standing (or, in jurisdictions outside of the United States where such concepts are not applicable, has the legal authority to conduct its business therein) in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; the activities of the subsidiaries of FirstBank Puerto Rico (the “Bank”), a bank chartered under the laws of the Commonwealth of Puerto Rico and insured by the Federal Deposit Insurance Corporation (the “FDIC”), are permitted with respect to subsidiaries of a Puerto Rico-chartered bank insured by the FDIC under applicable law and the rules and regulations of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”) and the FDIC; the deposit accounts of the Bank are insured up to the applicable limits by the FDIC, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination or revocation of such insurance are pending or, to the knowledge of the Company, threatened; all of the outstanding shares of capital stock or other equity interests of each of the Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable (or, similar concepts, as applicable, with respect to jurisdictions outside the United States or for entities other than corporations), have been issued in compliance with all applicable securities laws, were not issued in violation of any preemptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no material security interest, other encumbrance or adverse claims; and no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other ownership interests in the Significant Subsidiaries are outstanding.

(l) As of the date of this Agreement, except as noted below, the Company was well capitalized and met or exceeded all applicable regulatory capital requirements, and the Bank’s regulatory capital ratios met or exceeded the minimum capital ratios required for a “well capitalized” institution and met or exceeded the regulatory capital ratios required by the consent order dated June 2, 2010 (the “FDIC Order”) issued by the FDIC and OCIF; however, the Bank cannot be regarded as “well-capitalized” as of the date of this Agreement because of the FDIC Order.

(m) As of the date of this Agreement, the Company has an authorized and outstanding capitalization as set forth in (or incorporated by reference in) the General Disclosure Package; all of the issued and outstanding shares of capital stock, including the Offered Securities, of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable securities laws and were not issued in violation of any preemptive right, resale right, right of first refusal or similar right. Except as disclosed in the General Disclosure Package, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

(n) The Offered Securities are listed on the NYSE.

(o) No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Securities by the Selling Stockholders, except such as have been obtained, or made such as may be required under state securities or applicable foreign securities laws, and such as may be required for the offering by the Selling Stockholders.

(p) Neither the purchase nor the origination, as the case may be, of the loans owned by the Company, nor the execution and delivery of, or performance by the borrowers thereunder of any mortgage, deed of trust, deed, indenture, note, loan or credit agreement or any other agreement or instrument in connection therewith, at the time of such purchase, origination, execution or delivery, resulted in a breach of or default under any mortgage, deed of trust, indenture, note, loan or credit agreement or any other agreement or instrument relating to any mortgage or other loan that may have priority over any such loan with respect to the assets of the borrower thereunder and that is in existence at the time the Company or any of the Subsidiaries purchases or originates any such loan, except such as would not have, individually or in the aggregate, a Material Adverse Effect.

(q) Except for the requirements in Article Fifth of FirstBank Puerto Rico’s Restated Articles of Incorporation and Article II of FirstBank Puerto Rico’s By-Laws that the number of directors of FirstBank Puerto Rico always be an odd number and that directors be bona fide residents of Puerto Rico, neither the Company nor any of the Significant Subsidiaries is (A) in violation of its articles of incorporation or charter, as applicable, or by-laws or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any of the Agreements and Instruments (as defined below), except with respect to subsection (B) for such default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(r) The compliance by the Company with all of the provisions of this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the Company or any of the Significant Subsidiaries is a party or by which the Company or any of the Significant Subsidiaries is bound or to which any of the property or assets of the Company or any of the Significant Subsidiaries is subject (collectively, the “Agreements and Instruments”), except as would not reasonably be expected to have a Material Adverse Effect, nor will any such action (A) result in any violation of the provisions of the articles of incorporation or charter (as applicable) or by-laws of the Company or any of the Significant Subsidiaries or any law or statute or any order, rule or regulation of any federal, state, local or foreign court, arbitrator, regulatory authority or governmental agency or body (including, without limitation, the rules and regulations of the NYSE) (each, a “Governmental Entity”) having jurisdiction over the Company or any of the Significant Subsidiaries or any of their properties or (B) constitute a Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or other encumbrance upon any assets or operations of the Company or any Significant Subsidiary pursuant to, any of the Agreements and Instruments, except as would not reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the sale of the Offered Securities, other than (i) the continuing effectiveness of the Registration Statement, (ii) as may be required under the securities or “blue sky” laws or applicable foreign securities laws, (iii) such consents, approvals, authorizations, registrations or qualifications as may be required and as will be obtained under the Exchange Act, the Securities Act, and the NYSE, as the case may be, prior to each Closing Date, or (iv) under the Conduct Rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Significant Subsidiary.

(s) The financial statements included or incorporated by reference in the General Disclosure Package and Final Prospectus, together with the supporting schedules, if any, and notes, present fairly, in all material respects, the consolidated financial condition of the Company and its subsidiaries at the dates indicated and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods specified. Such financial statements and supporting schedules, if any, have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The selected financial data and any summary financial information included or incorporated by reference in the General Disclosure Package and Final Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included or incorporated by reference in the General Disclosure Package and Final Prospectus, except for any “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission). Pro forma financial statements are not required to be included or incorporated by reference in the General Disclosure Package and Final Prospectus under the Securities Act, the rules and regulations thereunder or GAAP. There are no financial statements that are required to be included or incorporated by reference into the General Disclosure Package and Final Prospectus that are not included or incorporated by reference as required; the Company and the Significant Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the General Disclosure Package and Final Prospectus (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the General Disclosure Package and Final Prospectus regarding “non-GAAP financial measures” comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable.

(t) The Company and each of the Significant Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(u) The Company on a consolidated basis maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures (A) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding disclosures, (B) were evaluated for effectiveness as of June 30, 2013 and (C) were effective to perform the functions for which they were established as of the end of such quarter. The Company’s independent registered public accounting firm and the Audit Committee of the Board of Directors of the Company have been advised of (1) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting; all significant deficiencies and material weaknesses, if any, in internal control over financial reporting have been identified to the Company’s independent registered public accounting firm; the principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission, and the statements contained in each such certification were complete and correct.

(v) Except as disclosed in the General Disclosure Package and the Final Prospectus, or as would not, in the reasonable judgment of the Company, result in a Material Adverse Effect, neither the Company nor any of the Significant Subsidiaries is subject or is party to, or has received any notice or advice that any of them may become subject or party to, any investigation with respect to any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below) that relate to or restrict in any material respect the conduct of their current business or that in any manner relates to their capital adequacy, credit policies or changes in officers (each, a “Regulatory Agreement”), nor has the Company or any of the Significant Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of the Significant Subsidiaries which, in the reasonable judgment of the Company, is expected to result in a Material Adverse Effect. As used herein, the term “Regulatory Agency” means any Governmental Entity having supervisory or regulatory authority with respect to the Company or any of the Significant Subsidiaries, including, but not limited to, any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits and the NYSE.

(w) Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and the Significant Subsidiaries are conducting their respective businesses in compliance with all statutes, laws, rules, regulations, judgments, decisions, directives, orders and decrees of any Governmental Entity (including, without limitation, all regulations and orders of, or agreements with, the Board of Governors of the Federal Reserve System (the “FRB”), the OCIF, the FDIC, the United States Department of the Treasury, the United States Virgin Islands Division of Banking and Insurance and the British Virgin Islands Financial Services Commission) applicable to them, except where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(x) Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no legal or governmental actions, suits, investigations or proceedings before or by any Governmental Entity, now pending or, to the Company’s knowledge, threatened or contemplated by Governmental Entities or threatened by others, to which the Company or any of the Significant Subsidiaries is a party or of which any property or asset of the Company or any of the Significant Subsidiaries is the subject which, if determined adversely to the Company or any of the Significant Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y) Each of the Company and the Significant Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary licenses, authorizations, consents and approvals from other persons, in order to conduct their respective businesses, except where the failure to obtain such licenses, authorizations, consents or approvals or make such filings would not have a Material Adverse Effect; neither the Company nor any of the Significant Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Significant Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(z) The Company and the Significant Subsidiaries and their respective properties, assets and operations are in compliance with, and the Company and each of the Significant Subsidiaries hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect; there are no past, present or, to the Company’s knowledge, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or any Significant Subsidiary under, or to interfere with or prevent compliance by the Company or any Significant Subsidiary with, Environmental Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect; except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Significant Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s knowledge, threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law).

(aa) All statistical or market-related data included or incorporated by reference in the General Disclosure Package and Final Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate in all material respects, and the Company has obtained the written consent to the use of such data from such sources to the extent required.

(bb) This Agreement has been duly authorized, executed and delivered by the Company.

(cc) Neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any of their respective directors, officers, affiliates or controlling persons has taken, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(dd) None of the Company nor any of the Significant Subsidiaries is, and after giving effect to the sale of the Offered Securities, none of them will be an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee) Neither the Company nor any of its affiliates does business with the government of Cuba or with any person or affiliate located in Cuba within the meaning of Section 517.075, Florida Statutes.

(ff) Each of PricewaterhouseCoopers LLP and KPMG LLP, whose reports on the consolidated financial statements of the Company are included or incorporated by reference into the General Disclosure Package and Final Prospectus, were the Company’s independent registered public accountants as required by the Securities Act and the Exchange Act and by the rules of the Public Company Accounting Oversight Board for the periods covered by the documents incorporated by reference into the General Disclosure Package and Final Prospectus.

(gg) Neither the Company nor any of the Significant Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (A) there is (1) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of the Significant Subsidiaries before the National Labor Relations Board or any similar domestic or foreign body, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the Company’s knowledge, threatened, (2) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of the Significant Subsidiaries and (3) no union representation dispute currently existing concerning the employees of the Company or any of the Significant Subsidiaries, (B) to the Company’s knowledge, no union organizing activities are currently taking place concerning the employees of the Company or any of the Significant Subsidiaries and (C) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”) or any similar domestic or foreign law or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Significant Subsidiaries.

(hh) The Company and each of the Significant Subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent that is adequate in accordance with customary industry practice to protect the Company and the Significant Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the First Closing Date and each Optional Closing Date, if any; neither the Company nor any Significant Subsidiary has reason to believe that it will not be able to renew any such insurance as and when such insurance expires.

(ii) All tax returns required to be filed by the Company or any of the Significant Subsidiaries have been timely filed (except for the failure to file a tax return with respect to FirstBank Puerto Rico’s operations in Florida, which the Company plans to file and which will not have a Material Adverse Effect), and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto shown by such returns to be due or claimed to be due from such entities have been timely paid, other than those being contested in good faith and for which adequate reserves have been provided.

(jj) Except as disclosed in the General Disclosure Package and the Final Prospectus, no Significant Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Significant Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Significant Subsidiary from the Company or from transferring any of such Significant Subsidiary’s property or assets to the Company or any other Significant Subsidiary of the Company.

(kk) Any “employee benefit plan” (as defined under ERISA) established or maintained by the Company, any of the Significant Subsidiaries or their “ERISA Affiliates” (as defined below) is in compliance in all material respects with ERISA; “ERISA Affiliate” means, with respect to the Company or any Significant Subsidiary, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such Significant Subsidiary is a member; no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates; no “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); none of the Company, the Significant Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971, 4975 or 4980B of the Code; each “employee benefit plan” established or maintained by the Company, any of the Significant Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred whether by action or failure to act, which would cause the loss of such qualification.

(ll) Each of the Company and the Significant Subsidiaries owns or has obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, copyrights, trade secrets and other proprietary information described in the General Disclosure Package and Final Prospectus as being owned or licensed by it or which is necessary for the conduct of, or material to, its businesses (collectively, the “Intellectual Property”), except insofar as the failure to so own or possess any such license or right would not, individually or in the aggregate, have a Material Adverse Effect; other than licensees or licensors thereof, the Company is not aware of any rights of third parties to any such Intellectual Property, except as described in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, have a

Material Adverse Effect; the Company is not aware of any infringement by third parties of any Intellectual Property, except as described in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect; there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of the Company’s or any Significant Subsidiary’s rights in or to any such Intellectual Property, except as described in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect; and, except as described in the General Disclosure Package and the Final Prospectus or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Company’s knowledge, threatened, action, suit, proceeding or claim by others that the Company or any Significant Subsidiary is infringing or otherwise violating intellectual property rights of others.

(mm) Except as disclosed in the General Disclosure Package and the Final Prospectus, each stock option granted under any stock option plan of the Company or any Significant Subsidiary (each, a “Stock Plan”) was granted with a per share exercise price no less than the fair market value per common share on the grant date of such option, and no such option was dated as of a date other than the date such option was deemed, pursuant to GAAP, to be granted; except as would not, individually or in the aggregate, have a Material Adverse Effect, each such option (i) was granted in compliance with applicable law and with the applicable Stock Plan(s), (ii) was duly approved by the board of trustees or directors, as applicable (or a duly authorized committee thereof) of the Company or such Significant Subsidiary, as applicable, and (iii) has been properly accounted for in the Company’s financial statements in accordance with GAAP and disclosed in the Company’s filings with the Commission.

(nn) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries, has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (E) made any payment of funds to the Company or any of its subsidiaries or received or retained funds in violation of any law, rule or regulation, which payment, receipt or retention of funds is of a character required to be disclosed in the General Disclosure Package and the Final Prospectus, that is not described in the General Disclosure Package and the Final Prospectus.

(oo) The operations of the Company and its subsidiaries are in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(pp) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions.

(qq) No relationship, direct or indirect, exists between the Company, on the one hand, and the directors or officers of the Company, on the other, that is required by the Securities Act to be described in the General Disclosure Package and the Final Prospectus that is not so described.

(rr) To the Company’s knowledge, there are no affiliations or associations between (i) any member of FINRA and (ii) the Company or any of the Company’s officers, trustees or greater than 5% security holders, except with respect to FirstBank Puerto Rico Securities Corp., funds advised by Wellington Management Company and funds managed by Oaktree Capital Management, L.P.

(ss) Except as disclosed in the General Disclosure Package and the Final Prospectus, the Company and the Company’s directors and officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the Commission thereunder applicable to it and the Company and the Company’s directors and officers are each in compliance in all material respects with the applicable rules and regulations of the NYSE.

(tt) Each “forward-looking statement” (within the meaning of Section 27A of the Act or Section 21E of the Exchange Act) contained or incorporated by reference in the General Disclosure Package and Final Prospectus, if any, has been made or reaffirmed with a reasonable basis and in good faith.

(uu) Except pursuant to this Agreement, neither the Company nor any of the Significant Subsidiaries has incurred any liability for any finder’s or broker’s fee or agent’s commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vv) There are no stamp or other issuance or transfer taxes or duties or similar fees or charges required to be paid in connection with the execution and delivery of this Agreement, the sale of the Offered Securities, or the consummation of the transactions contemplated by the General Disclosure Package and Final Prospectus.

(ww) Neither the Company nor any of the Significant Subsidiaries is, nor is the Company or any of the Significant Subsidiaries aware of any facts or circumstances that exist that would cause the Company or any Significant Subsidiary to be, (i) not in satisfactory compliance in any material respect with the Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory,” or (ii) not in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank, pursuant to 12 C.F.R. Part 364.

(xx) The Company is not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended, and does not expect to become a PFIC.

(yy) The statements set forth in each of the General Disclosure Package and the Final Prospectus under the caption “Description of Warrant to Purchase Common Stock” insofar as they purport to constitute a summary of the terms of the Warrant, under the caption “U.S. Federal and Puerto Rico Income Tax Consequences” insofar as they purport to describe the provisions of the laws and documents referred to therein and under the caption “Underwriting” insofar as they purport to constitute a summary of the provisions of this Agreement, provide a fair summary of such provisions in all material respects; the statements set forth in each of the General Disclosure Package and the Final Prospectus under the caption “Supervision and Regulation,” insofar as they purport to describe the provisions of the laws and documents referred to therein, provide, as of April 1, 2013, the date upon which the Company filed its Annual Report on Form 10-K with the Commission, a fair summary of such provisions in all material respects.

(II) Each Private Selling Stockholder severally and not jointly represents and warrants to, and agrees with, the several Underwriters that:

(a) Such Private Selling Stockholder has and on each Closing Date hereinafter mentioned will have valid and unencumbered title to the Offered Securities to be delivered by such Private Selling Stockholder on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by such Selling Stockholder on such Closing Date hereunder; and upon the delivery of and payment for the Offered Securities on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by such Private Selling Stockholder on such Closing Date.

(b) (A) (I) At the time the Registration Statement initially became effective, (II) at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus, (III) at the Effective Time relating to the Offered Securities and (IV) on each Closing Date, the Registration Statement did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) (I) on its date, (II) at the time of filing of the Final Prospectus pursuant to Rule 424(b) and (III) on each Closing Date, the Final Prospectus will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence applies only to statements in or omissions from the Registration Statement or the Final Prospectus furnished in writing to the Company by such Private Selling Stockholder expressly for use therein, it being understood and agreed that the only such information furnished by a particular Selling Stockholder (the “Selling Stockholder Information” of such Private Selling Stockholder) consists of the name of such Selling Stockholder, the number of Offered Securities to be offered by such Private Selling Stockholder and other information with respect to such Private Selling Stockholder (excluding any percentages) which appear in the table (and the corresponding footnotes thereto) under the caption “Selling Stockholders” in the Final Prospectus.

(c) Except as disclosed in the General Disclosure Package and the Final Prospectus or as contemplated by this Agreement, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Private Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(d) No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by such Private Selling Stockholder for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities by such Private Selling Stockholder, except (i) such as have been obtained and made under the Act, (ii) such as may be required under state securities laws and (iii) those as to which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Private Selling Stockholder’s ability to consumate the transactions contemplated by this Agreement.

(e) The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (A) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over such Private Selling Stockholder or any of its properties, (B) any agreement or instrument to which such Private Selling Stockholder is a party or by which such Private Selling Stockholder is bound or to which any of the properties of such Private Selling Stockholder is subject, or (C) if such Private Selling Stockholder is an entity, the charter or by-laws or other organizational documents of such Private Selling Stockholder, except, in the case of clause (A) and (B), for any such breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Private Selling Stockholder’s ability to consummate the transactions contemplated by this Agreement.

(III) Treasury represents and warrants to, and agrees with, the several Underwriters that:

(a) Treasury has and on each Closing Date hereinafter mentioned will have valid and unencumbered title to the Offered Securities to be delivered by Treasury on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by Treasury on such Closing Date hereunder; and upon the delivery of and payment for the Offered Securities on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date.

(b) No consent, approval or waiver is required under any instrument or agreement to which Treasury is a party or by which Treasury is bound in connection with the offering, sale or purchase by the Underwriters of any of the Offered Securities which may be sold by Treasury under this Agreement or the consummation by Treasury of any of the other transactions contemplated hereby.

(c) Treasury has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by or on behalf of Treasury.

3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements contained herein and subject to the terms and conditions set forth herein, each of the Selling Stockholders agrees, severally and not jointly, to sell to the Underwriters the number of Firm Securities set forth opposite its name in Schedule A hereto, and the Underwriters agree, severally and not jointly, to purchase from the Selling Stockholders, at a purchase price of $6.6656 per share, the respective numbers of Firm Securities set forth opposite the names of the Underwriters in Schedule B hereto.

The Selling Stockholders will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the respective Selling Stockholders at the office of Davis Polk & Wardwell LLP, at 9:00 A.M., New York time, on August 16, 2013, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Firm Securities and not the Optional Securities. Each Selling Stockholder agrees, severally and not jointly, to sell to the Underwriters the number of shares of Optional Securities (subject to such adjustments to eliminate fractional shares as you may determine) that bears the same proportion to the total number of shares of Optional Securities to be sold on such Optional Closing Date (as defined below) as the number of Optional Securities set forth in Schedule A hereto opposite the name of such Selling Stockholder bears to the total number of Optional Securities. The Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time not more than 30 days subsequent to the date of the Final Prospectus and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company and the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Selling Stockholders will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of the Selling Stockholders, at the above office of Davis Polk & Wardwell LLP. The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at a reasonable time in advance of such Optional Closing Date.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Company and the Selling Stockholders. (I) The Company agrees with the several Underwriters and the Selling Stockholders that:

(a) Filing of Prospectuses. The Company has filed or will file each Statutory Prospectus (including the Final Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Representatives, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the execution and delivery of this Agreement. The Company has complied and will comply with Rule 433.

(b) Filing of Amendments; Response to Commission Requests. The Company will promptly advise the Representatives and the Selling Stockholders of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer and will offer the Representatives and the Selling Stockholders a reasonable opportunity to comment on any such amendment or supplement; and the Company will also advise the Representatives and the Selling Stockholders promptly of (i) the filing of any such amendment or supplement, (ii) any request by the Commission or its staff for any amendment to the Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iii) the institution by the Commission of any stop order proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than 16 months, after the date of this Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of this Agreement and satisfying the provisions of Section 11(a) of the Act and Rule 158.

(e) Furnishing of Prospectuses. The Company will furnish to the Representatives and the Selling Stockholders copies of the Registration Statement, including all exhibits, any Statutory Prospectus, the Final Prospectus and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representatives and the Selling Stockholders reasonably request. The Company will pay the expenses of printing and distributing to the Underwriters and the Selling Stockholders all such documents.

(f) Blue Sky Qualifications. The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution; provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g) Reporting Requirements. During the period of two years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is filing all required reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(h) Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Underwriters and reasonable fees and disbursements of one counsel for each of the Selling Stockholders

(“Stockholders’ Counsel”)) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by the FINRA of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including the chartering of airplanes, fees and expenses incident to listing the Offered Securities on the NYSE, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors.

(i) Payment of Treasury Expenses. The Company will pay all discounts, selling commissions and transfer taxes applicable to the sale of Treasury’s Offered Securities and fees and disbursements of Treasury’s counsel.

(j) Use of Proceeds. The Company will not receive any net proceeds in connection with this offering.

(k) Absence of Manipulation. The Company will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(l) Taxes. The Company will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Offered Securities and on the execution and delivery of this Agreement. All payments to be made by the Company hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges whatsoever unless the Company is compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Company shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(m) Restriction on Sale of Securities. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives, except issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, grants of awards pursuant to the terms of a plan in effect on the date hereof, and issuances of Lock-Up Securities pursuant to the exercise of such awards. The Lock-Up Period will commence on the date hereof and continue for 60 days after the date hereof or such earlier date that the Representatives consent to in writing.

(II)	Each Private Selling Stockholder agrees, severally and not jointly, with the several Underwriters and the Company that:

(a) each Private Selling Stockholder will pay all discounts, selling commissions and transfer taxes applicable to the sale of such Private Selling Stockholder’s Offered Securities and fees and disbursements of counsel for such Private Selling Stockholder (other than the fees and disbursements of Stockholders’ Counsel).

(b) each Selling Stockholder agrees, severally and not jointly, with the several Underwriters and the Company that during the Lock-Up Period not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of the Securities of the Company or securities convertible into or exchangeable or exercisable for any shares of Securities, or enter into any swap, hedge or other arrangement that transfers, in whole or part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives, except (i) issuances of Lock-Up Securities pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date hereof, (ii) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, (iii) issuances of Lock-Up Securities pursuant to the exercise of such options, (iv) distributions of Lock-Up Securities to members, limited partners, stockholders or affiliates and (v) distributions of Lock-Up Securities purchased by such Selling Stockholder in the open market following the Closing Date; provided that in the case of any distribution pursuant to clause (iv) each distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph. The Lock-Up Period will commence on the date hereof and will continue and include the date 60 days after the date of the Underwriting Agreement or such earlier date that the Representatives consent to in writing. Notwithstanding the foregoing, in the event that any Lock-Up Securities are released from the restrictions set forth herein, the other Selling Stockholders shall be entitled to a proportionate release from such restrictions (with such proportion being determined by dividing the number of shares of Lock-Up Securities being released with respect to such person and its affiliates by the total number of Lock-Up Securities held by such person and its affiliates), and the Company shall notify such Selling Stockholder of such release concurrently with notification to such other released party or parties. This provision shall be terminated and the Selling Stockholders shall be released from their obligations under this paragraph upon the earlier of (i) the date the Registration Statement filed with the Commission with respect to the Offered Securities is withdrawn or (ii) the date on which for any reason this Agreement is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Offered Securities to be sold hereunder (other than any shares of Securities subject to the Underwriters’ option to purchase the Optional Securities).

6. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholders herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholders of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letters. The Representatives and Treasury shall have received letters, dated, respectively, the date hereof and each Closing Date, of PricewaterhouseCoopers LLP, independent certified public accountants for the Company until March 12, 2012, and KPMG LLP, independent certified public accountants for the Company since March 12, 2012, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained or incorporated by reference in the General Disclosure Package and the Final Prospectus.

(b) Filing of Prospectus. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or any Underwriter, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d) Opinion of Counsel for Company. Each of Morgan, Lewis & Bockius LLP, Martinez Odell & Calabria and Pietrantoni Méndez & Alvarez LLP, counsels for the Company, and Lawrence Odell, Executive Vice President and General Counsel of the Company, shall each have furnished to you and Treasury a written opinion and negative assurance letter, as applicable, dated such Closing Date, in form and substance satisfactory to you, and to such further effect as counsel to the Underwriters may reasonably request;

(e) Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f) Opinion of Counsel for Private Selling Stockholders. The Representatives shall have received an opinion, dated such Closing Date, from counsel for each Private Selling Stockholder in form and substance reasonably satisfactory to the Representatives.

(g) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Director and Officer Lock-ups. The Company has obtained and delivered to the Underwriters executed copies of an agreement from the directors and executive officers listed on Schedule E hereto, substantially to the effect set forth in Annex II hereto in form and substance satisfactory to the Representative.

(i) Tax Forms. Each Private Selling Stockholder will deliver to each Underwriter, prior to or at the Closing Date, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 or an IRS Form W-8, as appropriate.

The Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Company’s Indemnification of Underwriters and Selling Stockholders. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates, each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and each Selling Stockholder (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) Private Selling Stockholders’ Indemnification of Underwriters and the Company. The Private Selling Stockholders, severally and not jointly, will indemnify and hold harmless each Indemnified Party and the Company, each of its directors and each of its officers who signs the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, a “Company Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Selling Stockholder Information, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that each Private Selling Stockholder shall be subject to such liability only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission from the Registration Statement, any Statutory Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus is based upon Selling Stockholder Information; provided, further, that the Private Selling Stockholders will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below; provided, further, that the liability under this subsection of each Private Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Private Selling Stockholder from the sale of Securities sold by such Private Selling Stockholder hereunder (with respect to each Private Selling Stockholder, such amount being referred to herein as such Private Selling Stockholder’s “Sale Proceeds”). For the avoidance of doubt, this section 8(b) does not apply to Treasury.

(c) Indemnification of Company and Selling Stockholders. Each Underwriter will severally and not jointly indemnify and hold harmless a Company Indemnified Party, and each Selling Stockholder and each person, if any, who controls any Selling Stockholder within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each, an “Underwriter Indemnified Party”), against any and all losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: the concession and reallowance figures appearing in the fourth paragraph under the caption “Underwriting” and the information contained in the eleventh and twelfth paragraphs under the caption “Underwriting”.

(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Private Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Private Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Private Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the

Company and the Private Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Private Selling Stockholders or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), (I) no Underwriter shall be required to contribute any amount in excess of the amount by which the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and (II) no Private Selling Stockholder shall be required to contribute any amount in excess of such Private Selling Stockholder’s Sale Proceeds. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. Each Private Selling Stockholder’s obligations in this subsection (e) to contribute are several and not joint. The Company, the Private Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e). For the avoidance of doubt, this section 8(e) does not apply to Treasury.

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives and the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or any Selling Stockholder, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers, the Selling Stockholders and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Stockholders, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the

Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or faxed and confirmed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036 (fax: (646) 855-3073), Attention: Syndicate Department with a copy to ECM Legal, and Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, Attention: General Counsel or, if sent to the Company, will be mailed, delivered or faxed and confirmed to it at 1519 Ponce de León Avenue, Stop 23, Box 9146, San Juan, Puerto Rico, 00908-0146, Attention: Lawrence Odell or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or faxed and confirmed to (i) Treasury, to 1500 Pennsylvania Avenue, NW, Washington, D.C. 20220, Attention: Chief Counsel, Office of Financial Stability, facsimile number: (202) 927-9225, (ii) Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071 (fax: (213)-830-6293), Attention: Mike Harmon with a copy mailed, delivered or faxed and confirmed to Skadden, Arps, Slate, Meagher & Flom LLP, 300 S. Grand Avenue, Ste. 3400, Los Angeles, CA 90071 (fax: (213) 621-5000), Attention: Jonathan Ko, Esq. and (iii) Thomas H. Lee Partners, L.P., 100 Federal Street, Boston, Massachusetts 02110, Attention: Charles P. Holden with a copy mailed, delivered or faxed and confirmed to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Attention: Alexander D. Lynch, Esq.; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or faxed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13. Representation of Underwriters. The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Company and the Private Selling Stockholders acknowledges and agrees that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriter in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Private Selling Stockholders on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Company or the Private Selling Stockholders on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by the Company and the Selling Stockholders following discussions and arms-length negotiations with the Representatives and the Company or the Selling Stockholders, are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Company and the Private Selling Stockholders have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Private Selling Stockholders and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Private Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Company and the Private Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Company or the Private Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Private Selling Stockholders, including shareholders, employees or creditors of the Company or the Private Selling Stockholders.

16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that all rights and obligations of Treasury under this Agreement shall be governed by and construed in accordance with the federal law of the United States of America.

The Company and the Private Selling Stockholders hereby submit to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Private Selling Stockholders irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

FIRST BANCORP.

By:	/s/ Lawrence Odell
Name:	Lawrence Odell
Title:	EVP and General Counsel

[Signature Page to Underwriting Agreement]

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Charmian Uy
Name:	Charmian Uy
Title:	Chief Investment Officer

[Signature Page to Underwriting Agreement]

OAKTREE PRINCIPAL FUND V (DELAWARE), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Mike Harmon
	Name:	Mike Harmon
	Title:	Authorized Signatory

By:	/s/ Zach Serebrenik
	Name:	Zach Serebrenik
	Title:	Authorized Signatory

OAKTREE FF INVESTMENT FUND AIF (DELAWARE), L.P.

By:	Oaktree Fund AIF Series, L.P. – Series I
Its:	General Partner

By:	Oaktree Fund GP AIF, LLC
Its:	General Partner

By:	Oaktree Fund GP III, L.P.
Its:	Managing Member

	By:	/s/ Mike Harmon
	Name:	Mike Harmon
	Title:	Authorized Signatory

	By:	/s/ Zach Serebrenik
	Name:	Zach Serebrenik
	Title:	Authorized Signatory

[Signature Page to Underwriting Agreement]

THOMAS H. LEE (ALTERNATIVE) FUND VI, L.P.

By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee Advisors (Alternative) VI, Ltd., its general partner

By:	/s/ Thomas M. Hagerty
Name:	Thomas M. Hagerty
Title:	Managing Director

THOMAS H. LEE (ALTERNATIVE) PARALLEL FUND VI, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee Advisors (Alternative) VI, Ltd., its general partner

By:	/s/ Thomas M. Hagerty
Name:	Thomas M. Hagerty
Title:	Managing Director

THOMAS H. LEE (ALTERNATIVE) PARALLEL (DT) FUND VI, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee Advisors (Alternative) VI, Ltd., its general partner

By:	/s/ Thomas M. Hagerty
Name:	Thomas M. Hagerty
Title:	Managing Director

THL FBC EQUITY INVESTORS, L.P.
By:	THL Advisors (Alternative) VI, L.P., its general partner
By:	Thomas H. Lee Advisors (Alternative) VI, Ltd., its general partner

By:	/s/ Thomas M. Hagerty
Name:	Thomas M. Hagerty
Title:	Managing Director

[Signature Page to Underwriting Agreement]

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of themselves and as the Representatives of the several Underwriters

By	CREDIT SUISSE SECURITIES (USA) LLC

	By:	/s/ Stephanie M. Ruiz
		Name:	Stephanie M. Ruiz
		Title:	Managing Director

By	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

	By:	/s/ Scott Robertson
		Name:	Scott Robertson
		Title:	Managing Director

By	SANDLER O’NEILL & PARTNERS, L.P.

	By:	Sandler O’Neill & Partners Corp., its sole general partner

	By:	/s/ Jennifer Docherty
		Name:	Jennifer Docherty
		Title:	Authorized Signatory

[Signature Page to Underwriting Agreement]

SCHEDULE A(I)

Private Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold
Thomas H. Lee (Alternative) Fund VI, L.P.	4,399,477	659,921
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.	2,979,092	446,864
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.	520,387	78,058
THL FBC Equity Investors, L.P.	101,044	15,157
Oaktree Principal Fund V (Delaware), L.P.	6,618,400	992,760
Oaktree FF Investment Fund AIF (Delaware), L.P.	1,381,600	207,240

SCHEDULE A(II)

Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold
United States Department of the Treasury	12,000,000	1,800,000

SCHEDULE B

Underwriter	Number of Firm Securities
Credit Suisse Securities (USA) LLC	8,400,000
Merrill Lynch, Pierce Fenner & Smith Incorporated	7,000,000
Sandler O’Neill & Partners, L.P.	7,000,000
Keefe, Bruyette & Woods	2,240,000
Sterne, Agee & Leach, Inc.	1,960,000
Guzman & Company	700,000
Samuel A. Ramirez & Company, Inc.	700,000

Total	28,000,000

SCHEDULE C

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

1. Free Writing Prospectus filed on August 8, 2013

2.	Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. The initial price to the public of the Offered Securities: $6.75 per share.

2. Total number of Firm Securities: 28,000,000 shares.

3. Total number of Optional Securities: 4,200,000 shares.

SCHEDULE D

Significant Subsidiaries of First BanCorp.

Name	Jurisdiction of Incorporation
FirstBank Puerto Rico	Puerto Rico
FirstBank Overseas Corp.	Puerto Rico

SCHEDULE E

First BanCorp. Directors and Officers subject to Lock-up Agreements

Aurelio Alemán-Bermúdez

Thomas M. Hagerty

Michael P. Harmon

Roberto R. Herencia

José Menéndez-Cortada

Fernando Rodríguez-Amaro

Robert T. Gormley

Orlando Berges-González

Calixto García-Vélez

Ginoris López-Lay

Emilio Martinó-Valdés

T. Michael McDonald

Lawrence Odell

Cassan Pancham

Dacio A. Pasarell-Colón

Carlos Power Pietrantoni

Nayda Rivera-Batista

ANNEX II

First Bancorp.

LOCK-UP AGREEMENT

August     , 2013

CREDIT SUISSE SECURITIES (USA) LLC

    Eleven Madison Avenue,

      New York, NY 10010-3629

MERRILL LYNCH, PIERCE FENNER & SMITH

                         INCORPORATED

    One Bryant Park

      New York, New York 10036

SANDLER O’NEILL & PARTNERS, L.P.

    1251 Avenue of the Americas

     6th Floor

      New York, NY 10020

As Representatives of the Several Underwriters,

Ladies and Gentlemen:

The undersigned understands that you, as representatives of one or more underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with First Bancorp., incorporated under the laws of the Commonwealth of Puerto Rico (the “Company”), providing for a public offering (the “Offering”) of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (File No. 333-184764), as amended from time to time (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”). As used herein, the term “Representatives” means Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P., acting as the representatives of the one or more underwriters named in the Underwriting Agreement and the term “Underwriters” means the several underwriters named in the Underwriting Agreement.

In consideration of the agreement by the Underwriters to participate in the Offering, and for other good and valuable consideration, receipt of which is hereby acknowledged (the “Agreement”), the undersigned hereby agrees that, during the period beginning on and including the date of the Final Prospectus (as defined in the Underwriting Agreement) and continuing through and including the date that is 60 days after the date of the Final Prospectus, the undersigned will not, without the prior written consent of the Representatives, sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of or otherwise dispose of or hedge, directly or indirectly, any shares of Common Stock, any securities of the Company substantially similar to any Common Stock or any securities convertible into, repayable with, exchangeable or exercisable for, or that represent the right to receive any shares of Common Stock or any securities of the Company substantially similar to any Common Stock, whether now owned or hereafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned now or hereafter has or may be deemed to have beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”) or (ii) publicly announce an intention to do any of the foregoing.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of the Undersigned’s Shares, whether any such transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise, even if such shares or other securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.

Notwithstanding the foregoing, the undersigned may transfer, distribute or contribute the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees in writing to be bound by the restrictions set forth herein, (iii) pursuant to the exercise of any option or warrant to purchase shares of Common Stock outstanding on the date of the Underwriting Agreement [or (iv) which are held in a margin account or used as collateral for any loan, guarantee or other obligation of the undersigned as of the date hereof]1; provided that in the case of any transfer, disposition or distribution pursuant to clauses (i), (ii) and (iv) each transferee, donee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph. For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company and the applicable registrars and transfer agents against the transfer of the Undersigned’s Shares, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and the applicable registrars and transfer agents are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Agreement during the 60-day restricted period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the 60-day restricted period has expired.

The undersigned understands that the Company and the Underwriters are relying upon this Agreement in proceeding toward consummation of the Offering. The undersigned represents and warrants that the undersigned has full power and authority to enter into and perform this Agreement. The undersigned further understands that this Agreement is irrevocable and agrees that the provisions of this Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

This Agreement shall be terminated and the undersigned shall be released from its obligations hereunder upon the earlier of (i) the date the Registration Statement filed with the SEC with respect to the Offering is withdrawn, (ii) the date on which for any reason the Underwriting Agreement is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Common Stock to be sold thereunder (other than any shares of Common Stock subject to the Underwriters’ option to purchase the Optional Securities) or (iii) October 31, 2013 if the Offering is not completed by such date.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Yours very truly,

Signature

Name

Address

[1]	To be inserted only for directors & officers to which this applies.